Exhibit 99.1

Filed by: Ligand Pharmaceuticals Incorporated

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Ligand Pharmaceuticals Incorporated

Exchange Act File No. 001-33093

Contacts:

Ligand Pharmaceuticals Incorporated	Lippert/Heilshorn & Associates
John L. Higgins, President and CEO or	Don Markley
Erika Luib, Investor Relations	dmarkley@lhai.com
(858) 550-7896	(310) 691-7100

Ligand Earns $1 Million in Milestone Payment from Merck & Co., Inc.

SAN DIEGO (January 7, 2010) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) announced today that it has received a $1 million milestone payment from N. V. Organon, a subsidiary of Merck & Co., Inc., stemming from its research collaboration that expired on December 31, 2009. The payment is a result of achieving a discovery milestone. In total, Ligand has earned $4 million from this collaboration over the past few months.

Schering-Plough (Merck) Research Collaborations

Pharmacopeia and Organon entered into the collaboration and license agreement in February 2007 to discover, develop and commercialize therapeutic products across a broad range of indications. Ligand assumed responsibility for the collaboration as a result of its acquisition of Pharmacopeia in December 2008.

About Ligand Pharmaceuticals

Ligand discovers and develops new drugs that address critical unmet medical needs of patients with muscle wasting, frailty, hormone-related diseases, osteoporosis, inflammatory diseases, anemia, asthma, rheumatoid arthritis and psoriasis. Ligand’s proprietary drug discovery and development programs are based on advanced cell-based assays, gene-expression tools, ultra-high throughput screening and one of the world’s largest combinatorial chemical libraries. Ligand has strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Merck and Pfizer. With more than 20 molecules in various stages of development, Ligand utilizes proprietary technologies for identifying drugs with novel receptor and enzyme drug targets.

Caution Regarding Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand’s judgment as of the date of this release. These statements include those regarding evaluation of product candidates and plans for continued development of product candidates that are the subject of the research collaboration with Merck. Actual events or results may differ from Ligand’s expectations. For example, there can be no assurance that trials or evaluations of any product candidates will be favorable, that Ligand will receive any milestone payments or royalties in the future, that product candidates developed through the collaboration with Merck will provide utility or benefits to patients, or that commercial development of any product candidates will be initiated. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand’s stock price. Additional information concerning risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in public periodic filings with the Securities and Exchange Commission, available via www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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